Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc: Financial Representative

Wells Real Estate Fund I Fact Sheet            I

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2004	PERCENT OWNED
Black Oak Plaza	65%	100%
Cherokee Commons	SOLD	SOLD
Crowe’s Crossing	SOLD	SOLD
Heritage Place – Office	57%	52%
Heritage Place – Retail	SOLD	SOLD
Paces Pavilion	90%	100%*
Peachtree Place	SOLD	SOLD
WEIGHTED AVERAGE	68%

*	Fund I owns a 100% Condominium Interest in 30,810 square feet of this 101,224-square-foot building.

FUND FEATURES

OFFERING DATES	September 1984 – September 1986

PRICE PER UNIT	$250

A/B STRUCTURE	A’s – Cash available for distribution up to 9% B’s – Net loss until basis reaches zero + Cash available for distribution over first 9%, up to 9%

A/B RATIO AT CLOSE OF OFFERING	Approximately 70% to 30%

AMOUNT RAISED	$35,321,000

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund I has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have now sold three assets and a portion of another. Our focus on the remaining assets involves leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

The closing of the remaining building at Peachtree Place on June 18, 2004, was a highlight for the Fund, which held an approximate 90% interest in the asset. The sale is evidence of our continuing efforts to liquidate the portfolio.

The General Partners are currently reserving operating cash flows in order to fund additional legal costs anticipated in connection with the litigation discussed herein and lease-up costs anticipated with increasing occupancy of Black Oak Plaza and the remaining office portion of Heritage Place.

While operating distributions to Class A investors have been reserved, we note that, through September 30, 2004, Class A unit holders have received cumulative net operating cash flows of approximately $22.1 million since inception, which equates to approximately 89% of the $24.7 million originally invested. For Class A unit holders, this equates to approximately $223.69 per unit from inception through today. Class B unit holders have cumulatively received $250 per unit in allocated tax losses over that same period.

Property Summary

•	The Black Oak Plaza shopping center is approximately 65% leased, and leasing efforts at the center continue.

•	The Cherokee Commons property was sold in 2001.

•	The Crowe’s Crossing property was sold in 2001.

•	Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003. The remaining office component at Heritage Place is approximately 57% leased, and leasing efforts continue.

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund I Fact Sheet            I

DATA AS OF SEPTEMBER 30, 2004

TAX PASSIVE LOSSES – PER “B” UNIT AT $250 OFFERING PRICE

2004	2003	2002	2001	2000	1999
N/A	0.00%	0.00%	3.82%	5.80%	3.73%

ANNUALIZED YIELD — PER “A” UNIT AT $250 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	Reserved	Reserved	Reserved	—	—
2003	4.00%	Reserved	Reserved	Reserved	1.00%
2002	4.00%	4.00%	4.00%	4.00%	4.00%
2001	4.25%	4.00%	4.00%	4.00%	4.06%
2000	5.00%	5.64%	6.00%	6.00%	5.66%
1999	Reserved	Reserved	5.19%	5.25%	2.61%
1998	Reserved	Reserved	Reserved	Reserved	0.00%
1997	4.53%	5.00%	5.00%	2.83%	4.34%
1996	5.66%	5.42%	4.87%	4.72%	5.17%
1995	7.05%	6.78%	6.97%	6.54%	6.83%
1994	4.54%	3.66%	5.48%	7.30%	5.24%
1993	6.51%	6.09%	5.45%	6.41%	6.12%
1992	5.54%	3.05%	5.15%	7.01%	5.19%
1991	6.05%	6.26%	6.16%	4.41%	5.72%
1990	7.12%	6.64%	6.32%	4.04%	6.03%
1989	6.84%	8.08%	6.68%	4.12%	6.43%
1988	9.14%	8.82%	8.32%	6.48%	8.20%
1987	7.95%	8.12%	8.72%	5.32%	7.53%
1986	4.70%	6.28%	5.79%	4.70%	5.35%
1985	0.00%	0.00%	0.00%	0.00%	0.00%
1984	N/A	N/A	0.00%	0.00%	0.00%

•	The Paces Pavilion building continues to operate at an approximate 90% occupancy level.

•	The Peachtree Place property originally included two buildings. One building was sold in 2000. The remaining building sale was closed in June 2004.

Legal Proceedings

The following is a brief summary of recent events regarding legal proceedings in Fund I. Please refer to Fund I’s most recent 10-Q filing for a more complete description of these proceedings.

Roy Johnston versus Wells Real Estate Fund I

The judge ruled to dismiss this case in its entirety in an Order dated May 7, 2004. The case is pending an appeal following the notice of appeal filed on June 4, 2004.

Hendry et al. versus Leo F. Wells, III et al.

The judge approved the plaintiffs’ voluntary dismissal of this action in an Order dated June 3, 2004. On June 18, 2004, the defendants filed a motion to recover their attorneys’ fees and costs from the plaintiffs and their counsel. The Court held a hearing on part, but not all, of these issues raised in that motion on August 3, 2004, and took the matter under advisement without ruling on any part of the motion.

For further information, please refer to Fund I’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds